EX. 10.1

LOAN AGREEMENT

THIS LOAN AGREEMENT (this "Agreement"), is executed as of June 4, 2019, by and between VIASPACE Inc., a Nevada corporation (the "Company"), and Haris Basit, an individual (the "Lender").

WHEREAS, in order to fund the Company’s operations for the near future, the Company wishes to borrow up to $100,000 from the Lender as a convertible note (“Aggregate Loan Limit”); and

WHEREAS, the Lender is willing to provide such financing on terms and conditions as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Lender, intending to be legally bound, agree as follows:

ARTICLE 1
definitions

1.1Defined terms.  Certain capitalized terms used in this Agreement shall have the specific meanings defined below:

“Additional Loan Closing Date” shall mean the date upon which any Additional Loan is made to the Company.

“Business Day” shall mean a day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required by law to close.

“Initial Loan Closing Date” shall mean the date upon which the Initial Loan is made to the Company.

“Interest Rate” shall mean eight percent (8%) per annum.

“Maturity Date” shall mean the first anniversary of the date of the issuance of the Note.

“Principal Market” shall be the principal trading exchange or market on which the Company’s Common Stock is traded, including without limitation, American Stock Exchange, Nasdaq Capital Market, Nasdaq Global Market, Nasdaq Global Select Market, Bulletin Board, or New York Stock Exchange.

“Average Closing Price” shall mean the average closing price of the Common Stock on the principal trading exchange on which the Company’s Common Stock is traded.

ARTICLE 2
the loans

2.1Initial Loan.  According to the terms and subject to the conditions of this Agreement, the Lender shall make a single-installment loan to the Company on the Initial Loan Closing Date in an amount determined by Lender in his sole discretion (the "Initial Loan"), and may advance additional Loans, upon the Company’s request and accordance with the terms set forth in Section 2.2, in the amount up to $100,000 less the amount of the Initial Loan (the "Additional Loans") (the Initial Loan and the Additional Loan, if any, shall be referred to collectively as the "Loans").  The Loans shall be each evidenced by a convertible promissory note in the form attached hereto as Exhibit A ("Note"), duly executed on behalf of the Company and dated as of the Initial Loan Closing Date.  The Note shall be convertible, upon Lender’s request, into shares of Company common stock at a price per share equal to twenty percent (20%) of the Average Closing Price as reported by the principal trading exchange on which the Company’s Common Stock is traded for the twenty (20) trading days preceding the date of the Note.

2.2Additional Loans.  Provided there is no Event of Default under this Agreement and within twenty-four (24) months of this Agreement, the Company may notify the Lender in writing at any time after 30 days from the most recent Closing Date that the Company after reviewing its working capital requirements and its annual budget with its Board of Directors, has determined that it needs to borrow an Additional Loan.  Subject to the conditions set forth in Section 3.2, the Lender may make the Loan, which shall be no less than $5,000 per Additional Loan, within 15 days of the request for the Additional Loan but after the conditions in Article 3 have been satisfied.  Each Additional Loan shall be evidenced by a Note, duly executed on behalf of the Company and dated as of each Additional Loan Closing Date.  The aggregate amount of the Loans under the Initial Loan and the Additional Loans shall not exceed the Aggregate Loan Amount.

2.3Interest.  The Loan shall bear interest ("Interest") from the date of payment by the Lender until the Maturity Date at the Interest Rate (calculated on the basis of the actual number of days elapsed over a year of 360 days).  Interest is payable by the Company on a monthly basis in arrears on the first Business Day of the month.

2.4Prepayment of the Loan.  The Company may from time to time prepay all or any portion of the Loan without premium or penalty of any type.  The Company shall give the Lender at least three Business Days’ prior written notice of its intention to prepay the Loan, specifying the date of payment and the total amount of the Loan to be paid on such date.

2.5Maturity Date.  The Loan shall be due on the applicable Maturity Date.

2.6Use of Proceeds.  The proceeds of the Loan shall be used for working capital purposes of the Company related to general operations and also including the commercialization of the Giant King Grass business.

ARTICLE 3
conditions precedent to the loan

3.1Conditions on the Initial Loan Closing Date.  The obligation of the Lender to make the Initial Loan pursuant to Section 2.1 shall be subject to the satisfaction, on or before the Initial Loan Closing Date, of the conditions set forth in this Section.  If the conditions set forth in this Section are not met on or prior to the Initial Loan Closing Date, the Lender shall have no obligation to make the Initial Loan.

(a)The Company shall have duly executed and delivered to the Lender the Note representing the Initial Loan.

3.2Conditions on the Additional Loan Closing Date.  The obligation of the Lender to make the Additional Loan(s) pursuant to Section 2.2 shall be subject to the satisfaction, on or before the date on which such Loan is made, of the conditions set forth in this Section.  If the conditions set forth in this Section are not met on or prior to such date, the Lender shall have no obligation to make the Additional Loan.

(a)The Company shall have duly executed and delivered to the Lender the Note representing the Additional Loan.

(b)The Company shall have used the proceeds from prior Loans and allocated resources in a manner that is reasonably satisfactory to the Lender.

(c)In the Lender’s sole opinion, neither the Lender’s financial condition shall have suffered a material adverse effect nor his other financial commitments or obligations shall have materially increased.

ARTICLE 4
representations and warranties

4.1Due Incorporation and Good Standing.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with full and adequate power to carry on and conduct its business as presently conducted, and is duly licensed or qualified in all foreign jurisdictions wherein the failure to be so qualified or licensed would reasonably be expected to have a material adverse effect on the business of the Company.

4.2Due Authorization.  The Company has full right, power and authority to enter into this Agreement, to make the borrowings hereunder and execute and deliver the Note as provided herein and to perform all of its duties and obligations under this Agreement and the Note.

4.3Enforceability.  This Agreement has been validly executed and delivered by the Company and constitutes the legal, valid and binding obligations of the Company enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ right and to the availability of the remedy of specific performance.

ARTICLE 5
default

5.1Events of Default.  The occurrence of any of the following events (each an “Event of Default”), not cured in the applicable cure period, if any, shall constitute and Event of Default of the Company:

(a)the failure to make when due any payment described in this Agreement or the Note, whether on or after the Maturity Date, by acceleration or otherwise; and

(b)(i) the application for the appointment of a receiver or custodian for the Company or the property of the Company, (ii) the entry of an order for relief or the filing of a petition by or against the Company under the provisions of any bankruptcy or insolvency law, (iii) any assignment for the benefit of creditors by or against the Company, or (iv) the Company becomes insolvent.

5.2Effect of Default.  Upon the occurrence of any Event of Default that is not cured within any applicable cure period, the Lender may elect, by written notice delivered to the Company, to take any or all of the following actions: (i) declare this Agreement terminated and the outstanding amounts under the Note to be forthwith due and payable, whereupon the entire unpaid Loan, together with accrued and unpaid Interest thereon, and all other cash obligations hereunder, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Company, anything contained herein or in any of the Note to the contrary notwithstanding, and (ii) exercise any and all other remedies provided hereunder or available at law or in equity upon the occurrence and continuation of an Event of Default.  In addition, during the occurrence of any Event of Default, the Company shall not pay make any payment on any other outstanding indebtedness of the Company (other than indebtedness of the Company to which the Lender has agreed in writing to subordinate this Agreement and the Note hereunder).

ARTICLE 6
Miscellaneous

6.1Successors and Assigns.  Subject to the exceptions specifically set forth in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and assigns of the parties.  This Agreement may be assigned solely by the Lender.

6.2Titles and Subtitles.  The titles and subtitles of the Sections of this Agreement are used for convenience only and shall not be considered in construing or interpreting this agreement.

6.3Notices.  Any notice, request or other communication required or permitted hereunder shall be in writing and shall be delivered personally or by facsimile (receipt confirmed electronically) or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:

if to the Company, to:

VIASPACE Inc.

344 Pine Street

Santa Cruz, CA  95062

Attn:Chief Executive Officer

Fax:(888) 965-9407

if to the Lender, to:

Haris Basit

6987 Queenswood Way

San Jose, CA  95120

Attn: Haris Basit

Either party hereto may change the above specified recipient or mailing address by notice to the other party given in the manner herein prescribed.  All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally, provided it is received during regular business hours at the recipient's location) or on the day shown on the return receipt (if delivered by mail or delivery service).

6.4Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

6.5Waiver and Amendment.  Any term of this Agreement may be amended, waived or modified with the written consent of the Company and the Lender.

6.6Remedies.  No delay or omission by the Lender in exercising any of its rights, remedies, powers or privileges hereunder or at law or in equity and no course of dealing between the Lender and the undersigned or any other person shall be deemed a waiver by the Lender of any such rights, remedies, powers or privileges, even if such delay or omission is continuous or repeated, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise thereof by the Lender or the exercise of any other right, remedy, power or privilege by the Lender.  The rights and remedies of the Lender described herein shall be cumulative and not restrictive of any other rights or remedies available under any other instrument, at law or in equity.

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IN WITNESS WHEREOF, the Company has caused this Loan Agreement to be signed in its name on the date first set forth above.

VIASPACE INC.

By:______________________

          Kevin Schewe

          CEO

__________________

Haris Basit

Lender

Exhibit A
CONVERTIBLE promissory notE